EXHIBIT 99.1

Concurrent Computer Corporation Announces Nasdaq Deficiency Notice

ATLANTA, Ga.– December 28, 2007– Concurrent Computer Corporation (Nasdaq: CCUR) announced today that it received a notification letter from the Nasdaq Stock Market on December 26, 2007, indicating that for 30 consecutive business days preceding the date of the letter, the bid price of Concurrent’s publicly held shares had closed below the $1.00 per share minimum bid price required for continued inclusion on the Nasdaq Global Market pursuant to Nasdaq Marketplace Rule 4450(a)(5).

In accordance with Nasdaq Marketplace Rule 4450(e)(2), Concurrent has one-hundred eighty calendar days, or until June 23, 2008, to regain compliance with the minimum bid price rule.  If, at any time prior to June 23, 2008, the bid price of the Concurrent’s publicly held shares closes at $1.00 or more for 10 consecutive business days, Concurrent will regain compliance.   If compliance cannot be demonstrated by June 23, 2008, then Nasdaq will provide written notification that Concurrent’s securities will be delisted.   At that time, Concurrent will be permitted to appeal Nasdaq’s determination to a Listing Qualifications Panel or apply to transfer its securities to the Nasdaq Capital Market.  If Concurrent meets the initial listing criteria and its transfer application is approved, the Staff will notify Concurrent that it has been granted an additional 180-calendar day compliance period in order to regain compliance with a minimum $1.00 per share bid price requirement.  Currently, Concurrent meets the initial listing criteria (other than the bid price) for listing on The Nasdaq Capital Market, including the requirement for stockholders’ equity of at least $5 million.  As of September 30, 2007, Concurrent’s stockholders’ equity was approximately $48.5 million.

“I want to reassure our shareholders, employees and customers that this notice from NASDAQ is strictly due to the stock price and we expect to avoid delisting.  In the past three quarters, we have generated cash from operations, and produced a solid balance sheet ending our first fiscal quarter with over $26 million in cash.  In the same period we improved margins to 53% and continued our cost reduction efforts.  We settled two legal matters favorably, and announced key wins in both our real time business and or video-on-demand business.  We believe our MediaHawk 4500 system restored our place as a technology leader in VOD with key ‘Start Over’ deployments at Bright House Networks and Time Warner Cable and a major new market win with Cox in Arizona,” said Gary Trimm, Concurrent president and chief executive officer. “We believe we are well-positioned with products, people, and services to address the growth spurt we expect in VOD worldwide and our restructured real-time business is beginning to show growth opportunities.  We look forward to reporting our second quarter results on January 25, 2008 when we can provide more current information,” Trimm concluded.

About Concurrent

Concurrent (NASDAQ: CCUR) is a leading provider of high-performance, real-time Linux software and solutions for commercial and government markets.  For over 40 years Concurrent’s best-of-breed products have enabled a range of time-critical solutions including: modeling and simulation; high speed data acquisition; visual imaging; low latency transaction processing; and on-demand television.  Concurrent’s on-demand television applications are utilized by major service providers in the cable and IPTV industries to deliver video-on-demand (VOD) and, through subsidiary company Everstream, measure the effectiveness of interactive television.  Concurrent is a global company with regional offices in North America, Europe, Asia and Australia, and has products actively deployed in more than 26 countries.  Concurrent’s products and services are recognized for being uniquely flexible, comprehensive, robust and reliable.  For more information, please visit www.ccur.com.

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For more information, contact:

Concurrent Media Relations

Rebecca Biggs

GCI Group

404.242.8763

rbiggs@gcigroup.com

Concurrent Investor Relations

Kirk Somers

Concurrent Investor Relations

678.258.4000

investor.relations@ccur.com

Certain statements made or incorporated by reference in this release may constitute “forward-looking statements” within the meaning of the federal securities laws.  Statements regarding future events and development and our future performance, as well as our expectations, beliefs, plans, estimates, or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward looking statements include, among others, statements regarding our products, stock price improvements, growth in the VOD and real-time markets, release schedules, and product development.  All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected.  Such risks and uncertainties include our ability to meet customer schedules and demands and deployment and integration goals and our ability to meet Nasdaq listing standards.

Important risk factors are discussed in our Form 10-K filed with the Securities and Exchange Commission on August 31, 2007 and may be discussed in subsequent filings with the SEC. The risk factors discussed in such Form 10-K under the heading “Risk Factors” are specifically incorporated by reference in this press release.  Our forward-looking statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information, or otherwise.

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Concurrent Computer Corporation its logo and Everstream and its logo are registered trademarks of Concurrent Computer Corporation. All other Concurrent product names are trademarks of Concurrent while all other product names are trademarks or registered trademarks of their respective owners.  Linux® is used pursuant to a sublicense from the Linux Mark Institute.